Exhibit (12)
LAW OFFICES
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ
A PROFESSIONAL CORPORATION
FIRST TENNESSEE BUILDING
165 MADISON AVENUE
SUITE 2000
MEMPHIS, TENNESSEE 38103
(901) 526-2000
FACSIMILE
(901) 577-2303
                    , 2006
First Funds
1625 Broadway
Suite 2200
Denver, Colorado 80202
Dear Ladies and Gentlemen:
     We have acted as counsel to First Funds, a Massachusetts business trust (“FF”), in connection with (i) the proposed reorganization (the “Reorganization”) of each of seven investment portfolios (each portfolio a “First Fund,” and collectively, “First Funds”) with and into seven investment portfolios (each a “GST Fund,” collectively the “GST Funds”) of the Goldman Sachs Trust, a Delaware statutory trust (“GST”), pursuant to the terms of the Agreement and Plan of Reorganization by and among FF, on behalf of the First Funds, GST, on behalf of the GST Funds, and First Tennessee Bank National Association. Dated December 22, 2005 (the “Reorganization Agreement”).
     The Reorganization Agreement provides that each First Fund shall transfer all of its assets to GST on behalf of a corresponding GST Fund in exchange for shares of the corresponding GST Fund, and GST, on behalf of each GST Fund, will assume certain liabilities, if any, of each First Fund. Immediately upon the receipt of the GST shares, each First Fund will distribute the GST shares received pro rata to its shareholders. As soon as conveniently practicable after the distribution of GST shares, each First Fund will satisfy any liabilities not assumed in the Reorganization and will effect its complete liquidation and termination. The aggregate net asset value of each GST Funds’ shares transferred to a First Fund shall be equal to the aggregate net asset value of each corresponding First Fund. Each above-described transaction between a First Fund and a corresponding GST Fund, including the subsequent complete liquidation of the First Fund, is hereinafter referred to as a “Fund Transaction.”
     In rendering the opinion set forth herein, and with your consent, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Reorganization Agreement, and the representations given to us by certificate, dated

                    , 2006

                    , 2005 by an officer of FF, on behalf of each First Fund, and by certificate, dated, 2005, by an officer of GST, on behalf of each GST Fund (collectively, the “Certificates”). In addition, we have examined such other documents, agreements, and certificates and made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth below.
     In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the accuracy and completeness of the statements and representations made by FF and GST, in the Reorganization Agreement and the Certificates, and we have assumed, with your consent, that such will be complete and accurate through the date hereof and will continue to remain complete and accurate as of the Effective Time. In addition, we have assumed, with your consent, that the statements contained in the Certificates are complete and accurate on the date hereof and will be complete and accurate as of the Effective Time, and that any representation made in any of the documents referred to herein “to the best of the knowledge and belief” (or similar qualification) of any person or party is now and will be as of the Effective Time complete and accurate without such qualification. We have also assumed, with your consent, that the transactions contemplated by the Reorganization Agreement will be consummated in accordance therewith.
     Unless specified, capitalized terms used herein shall have the meanings assigned to them in the Reorganization Agreement. All references herein to the “Code” are to the Internal Revenue Code of 1986, as amended.
     On the basis of the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that, with respect to each Fund Transaction:
(i) Each Fund Transaction will constitute a “reorganization” within the meaning of section 368(a) of the Code, and each GST Fund and each First Fund will be a “party to a reorganization” within the meaning of section 368(b) of the Code:
(ii) Each First Fund will recognize no gain or loss (A) upon the transfer of its assets to the corresponding GST Fund in exchange for GST Shares and the assumption of liabilities of such First Fund, and (B) upon the distribution of those GST Shares to the shareholders of the First Fund;
(iii) Each GST Fund will recognize no gain or loss upon the receipt of the assets of the corresponding First Fund in exchange for GST Shares of such GST Fund and the assumption of liabilities of such First Fund;
(iv) The tax basis in the hands of each GST Fund of each asset of the corresponding First Fund transferred to such GST Fund in the Fund Transaction will be the same as the basis of that asset in the hands of such First Fund immediately before the transfer;

                    , 2006

(v) The holding period of each asset of each First Fund in the hands of the corresponding GST Fund will include the period during which that asset was held by such First Fund;
(vi) The shareholders of each First Fund will recognize no gain or loss upon their receipt of GST Shares of the corresponding GST Fund;
(vii) The aggregate tax basis of the GST Shares received by each shareholder of the corresponding First Fund will equal the aggregate tax basis of the First Fund shares surrendered in exchange therefor;
(viii) The holding period of GST Shares received by each First Fund shareholder will include the holding period of the First Fund shares surrendered in exchange therefor, provided that the First Fund shares are held by that shareholder as capital assets on the date of the exchange; and
(ix) Each GST Fund will succeed to and take into account the tax attributes of the corresponding First Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.
     The opinion expressed herein is based upon the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this letter, and all of which are subject to change, which changes may be retroactively applied. There can he no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. In addition, our opinion is based upon the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot he relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificates is, or later becomes, inaccurate. Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Reorganization or any other transaction (including any transaction undertaken in connection with the Reorganization).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 filed in connection with the Reorganization and to any other references to this opinion in the Proxy Statement Prospectus that is part of the Registration Statement.

                    , 2006

     The foregoing opinion is furnished to you solely in connection with the Reorganization. This opinion may not be relied upon by any person or entity other than the parties to the Reorganization and the parties entitled to rely on the opinion by virtue of its filing as an exhibit to the Registration Statement on Form N-14 filed in connection with the Reorganization. Unless a prior written consent of our firm is obtained, this opinion is not to be used for any other purpose, except as required by law.

Very truly yours,